July 11, 2003

XALOY Incorporated

101 Xaloy Way

Pulaski, VA 24301

Attention: Mr. Walter G. Cox, President

Saurer Management AG

Bahnhofplatz 12

Postfach

CH-8401 Winterhur

Switzerland

ATT: Josef Steiger

Group Vice President

Gentlemen:

Reference is made to that certain Stock Purchase Agreement, dated June 26, 2003, by and between XALOY INCORPORATED, a Delaware corporation (“Purchaser”), SAURER LTD, a corporation organized under the laws of Switzerland (“Purchaser Guarantor”), AMPCO-PITTSBURGH SECURITIES V CORP., a Delaware corporation, and AMPCO UES SUB, INC., a Delaware corporation (each a “Seller” and together the “Sellers”), and AMPCO-PITTSBURGH CORPORATION, a Pennsylvania corporation (“Seller Guarantor”). Capitalized terms used but not otherwise defined herein shall have the same meaning as set forth in the Stock Purchase Agreement.

This letter agreement (this “Agreement”) sets forth certain additional agreements of the undersigned parties relating to the transactions contemplated by the Stock Purchase Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Sellers acknowledge and agree that if the Purchaser Guarantor so desires Purchaser Guarantor may substitute for Purchaser with itself or an affiliate or subsidiary controlled by Purchaser Guarantor as the purchaser of the Stock, so long as such purchaser entity assumes all obligations of Purchaser under the Stock Purchase Agreement.

2. Section 1.3.2.1 of the Stock Purchase Agreement shall be changed to read as follows:

1.3.2.1	$14.6 million of the Purchase Price will be paid in cash by wire transfer;

3. Sections 1.3.2.2 of the Stock Purchase Agreement shall be renumbered 1.3.2.3.

4. The old Section 1.3.2.3 of the Stock Purchase Agreement shall be renumbered 1.3.2.4.

5. A new Section 1.3.2.3 shall be inserted and shall read as follows:

$1 million of the Purchase Price will be paid by delivery of a duly executed promissory note in the form of that attached hereto as Annex A, jointly payable to the Sellers, bearing interest at the Prime Rate, guaranteed by Purchaser Guarantor, with the principal and interest due and payable on the earlier of (i) 60 days from the Closing Date, or (ii) the date the Purchaser delivers the Consolidated Balance Sheet to the Sellers.

6. Section 6.1 of the Stock Purchase Agreement is hereby changed to read as follows:

6.1 Closing Date. Consummation of the transactions provided for herein (“Closing”) shall take place at the offices of Kirkpatrick & Lockhart LLP, Pittsburgh, PA at 10:00 a.m. on July 31, 2003, or as soon thereafter as practicable, but shall be extended to no later than August 15, 2003 (“Closing Date”) in the event Purchaser’s Phase II Sampling is not complete and Purchaser has diligently pursued such investigation, or at such other time as the parties may agree.

7. Section 8.1.2 (iv) shall be changed to read as follows:

(iv) if the Closing shall not have occurred on or before August 15, 2003, by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results from the Purchaser or Purchaser Guarantor itself breaching any representation, warranty, or covenant contained in this Agreement)

8. Section 8.1.3 (iii) shall be changed to read as follows:

(ii) if the Closing shall not have occurred on or before August 15, 2003, by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results from any of the Sellers or the Seller Guarantor itself breaching any representation, warranty, or covenant contained in this Agreement)

9. Purchaser and Purchaser Guarantor hereby notify Sellers that the conditions set forth in Sections 5.2.4, 5.2.5, 5.2.6 , 5.2.7, 5.2.8 and 5.2.9 of the Stock Purchase Agreement are waived or satisfied.

10. Sellers herby notify Purchaser that the conditions set forth in Sections 5.1.5, 5.1.6 and 5.1.7 of the Stock Purchase Agreement are satisfied or waived.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law provisions thereof.

2

All references in the Stock Purchase Agreement, and in any other agreement, document or instrument entered into in connection with the Stock Purchase Agreement, to the Stock Purchase Agreement shall be deemed for all purposes to refer to the Stock Purchase Agreement as supplemented by this Agreement, and it shall not be necessary to make specific reference to this Agreement in order to refer to the Stock Purchase Agreement in any such other agreement, document or instrument.

This Agreement may be executed by facsimile transmission in several counterparts, and all counterparts so executed shall constitute one agreement binding on all parties, notwithstanding the fact that all the parties have not signed the original or the same counterpart. Any counterpart signed by the party against whom enforcement of this Agreement is sought shall be admissible into evidence as an original of this Agreement to prove its contents.

[Remainder of Page Intentionally Left Blank]

3

IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

XALOY INCORPORATED

By:	/s/ WALTER COX
Name:	Walter Cox
Title:	President

SAURER LTD

By:	/s/ JOSEF STEIGER	/s/ BERND SCHEDLER
Name:	Josef Steiger	Bernd Schedler
Title:	Vice President	Group Controller

AMPCO-PITTSBURGH SECURITIES V CORP.

By:	/s/ ROSE HOOVER
Name:	Rose Hoover
Title:	Vice President

AMPCO UES SUB, INC.

By:	/s/ ROSE HOOVER
Name:	Rose Hoover
Title:	Vice President

AMPCO-PITTSBURGH CORPORATION

By:	/s/ ERNEST G. SIDDONS
Name:	Ernest G. Siddons
Title:	Executive Vice President

ANNEX A

FORM OF NOTE

NON-NEGOTIABLE PROMISSORY NOTE.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. IT MAY NOT BE SOLD, PLEDGED, ASSIGNED, OR TRANSFERRED UNLESS REGISTERED THEREUNDER OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION SHALL BE AVAILABLE.

$	Pittsburgh, PA , 2003

FOR VALUE RECEIVED, the undersigned, Xaloy Incorporated (the “Maker”), promises to pay to the order of Ampco-Pittsburgh Securities V Corp. and Ampco UES Sub, Inc. (jointly, the “Payee”), the principal sum of $1,000,000 with interest thereon at a rate equal to the Prime Rate (defined below), payable as set forth below.

“Prime Rate” shall mean the domestic prime rate of interest reported in The Wall Street Journal as the prime rate of interest in effect on the first Business Day of each calendar quarter, or if a prime rate of interest for such date is not so reported the prime rate shall be the prime rate of interest on the most recent previous date for which such a rate was so reported. If The Wall Street Journal reports more than one such prime rate of interest, the prime rate shall be the average of the prime rates so reported. In the event The Wall Street Journal’s regular publishing of a prime rate is discontinued, interrupted or terminated for any reason, and until such time as such regular publishing of a prime rate by The Wall Street Journal resumes, the Prime Rate shall be the prime rate of interest (or in the absence thereof a comparable index) of Citibank, New York, New York (or its successors) in effect at 9:00 o’clock a.m. (Virginia time) on the first banking day of each calendar quarter.

The Maker hereby agrees, and the Payee by accepting this Note hereby agrees, as follows:

1. Stock Purchase Agreement. This Note has been made and delivered pursuant to a Stock Purchase Agreement dated June 26, 2003, by and between the Maker, the Payee, Ampco-Pittsburgh Corporation, and Saurer LTD (the “Purchase Agreement”). The Purchase Agreement is incorporated herein by reference and made a part hereof. Any capitalized term used but not defined herein shall have the meaning ascribed to it in the Purchase Agreement.

2. Payment. Principal and any accrued interest shall become due and payable in full upon the earlier of (a) 60 days from the Closing Date or (b) the date the Purchaser delivers the Consolidated Balance Sheet to the Sellers All payments on this Note shall be made by wire transfer or delivery of immediately available funds to an account designated by Payee in writing. If payment on this Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Pennsylvania. All payments shall be applied first to accrued interest and last to principal. Payment may be anticipated in whole or in part at any time.

3 Events of Default. Each of the following shall constitute an event of default under this Note (an “Event of Default”):

(a) if the Maker shall fail to pay any installment of principal or interest when due, and such failure continues for three (3) Business Days after written notice thereof from Payee to the Maker;

(b) if, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due;

(c) if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 120 days; or

(d) if Maker shall voluntarily suspend transaction of its business, or shall consent to the taking of possession by any official of all or any substantial part of its property whether or not any such proceeding is instituted, shall dissolve, wind-up or liquidate itself or any substantial part of its property, or shall take any action in furtherance of any of the foregoing.

4. Notice by Maker. Maker shall notify Payee in writing within five days after the occurrence of any Event of Default of which Maker acquires knowledge.

5. Acceleration. If an Event of Default occurs, then the Payee of this Note may, at Payee’s option, declare this Note to be due and payable, whereupon the entire unpaid principal balance of this Note and accrued interest shall be accelerated and shall be due and payable.

6. Default Rate. Upon the occurrence of any Event of Default and during the continuance thereof, the principal balance outstanding hereunder shall bear interest at a rate per annum (based on a year of 365 or 366 days, as the case may be) which shall be the lesser of: (a) twelve percent (12%); or (b) the maximum rate allowed by law; (the “Default Rate”) which Default Rate shall be computed and payable as otherwise set forth herein.

7. Expenses. If the Payee shall incur any expense to enforce collection of any of the obligations under this Note, there shall become due and payable from the Maker, in addition to the unpaid principal amount and interest, all costs and expenses reasonably incurred (including, but not limited to, reasonable hourly legal fees) by the Payee shall be entitled to judgment for all such amounts.

8. Waiver of Right to Trial by Jury. The Maker hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action arising under this Note, whether sounding in contract or tort or otherwise; and the Maker hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that Payee may file an original counterpart or a copy of this section with any court as written evidence of the consent of the Maker to the waiver of its right to trial by jury.

9. No Set-Off. Payments of both the principal and interest shall be made without setoff, counterclaim or other deduction of any nature, except that, if any indemnification obligation pursuant to Section 7.2 of the Purchase Agreement of the Payee is reduced to a sum certain amount based upon a final and non-appealable order of a court of competent jurisdiction, or based upon the specific acknowledgement in writing by the Payee of such obligation with permission to set-off such obligation against the Note, the Maker may set-off such amount against this Note. Any such set-off shall be treated as a prepayment, applied first against accrued and unpaid interest and second against unpaid principal.

10. Miscellaneous.

(a) All notices, requests, demands and other communications under this Note shall be given in accordance with Section 10.8 of the Purchase Agreement.

(b) All parties to the Note hereby waive presentment, demand, protest and notice of dishonor and protest, and agree that extension or extensions of the time of payment of this Note or any installment or part thereof may be made before, at, or after maturity by agreement with any one or more of the parties without notice to and without releasing the liability of any other party to this Note. No extension of this Note and no delay in the enforcement of the payment of this Note shall affect the liability of Maker, nor shall any delay or omission of the Payee to exercise any right or power arising hereunder shall impair any such right or power or be considered to be a waiver of any such right or power, nor shall the Payee’s actions or inaction impair any such right or power.

(c) This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(d) Maker hereby irrevocably consents to the exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania, in Pittsburgh, Pennsylvania and consents that all service of process be sent by nationally recognized overnight courier service directed to Maker at Maker’s address set forth in Section 10.8 of the Purchase Agreement and service so made will be deemed completed on the Business Day after deposit with such courier; provided that nothing contained in this Note will prevent Payee from bringing any action, enforcing any award or judgment or exercising any rights against Maker within any other county, state or other foreign or domestic jurisdiction. Maker acknowledges and agrees that the venue provided above is the most convenient forum for both Payee and Maker. Maker waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

(e) TIME IS OF THE ESSENCE WITH RESPECT TO ALL OF THE MAKER’S OBLIGATIONS AND AGREEMENTS UNDER THIS NOTE, INCLUDING WITHOUT LIMITATION, PAYMENT OF INTEREST AND PRINCIPAL HEREUNDER.

{Remainder of Page Intentionally Left Blank}

{Signature Page to Follow}

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has caused this Note to be executed the day and year first above written.

XALOY INCORPORATED

102 Xaloy Way

Pulaski, Virginia 24301

By
Name:
Title:

WITNESS:

Print Name:

The undersigned hereby guarantees the payment of all amounts due under this Note.

SAURER LTD.

By
Name:
Title:

WITNESS:

Print Name:

* * *

6